Exhibit 1

English Translation of “KESSAN TANSHIN”
April 25, 2003

Makita Corporation
URL: http://www.makita.co.jp/
Masahiko Goto, President

Financial Results (Consolidated)
for the fiscal year ended March 31, 2003

Date of Board Meeting for the fiscal year ended March 31, 2003: April 25, 2003
(Consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.)

1.     Results of the fiscal year ended March 31, 2003 (From April 1, 2002 to March 31, 2003)

(1)   FINANCIAL RESULTS

	Net sales		Operating income		Income before income taxes

	Million yen	%	Million yen	%	Million yen	%

Year ended March 31, 2003	175,603	5.7	12,468	112.3	9,292	173.1
Year ended March 31, 2002	166,169	6.3	5,873	(17.2)	3,403	(48.8)

					Ratio of Net	Ratio of	Ratio of
			Basic net	Diluted net	income to	Income before	Income before
			income per	income	Shareholders’	income taxes to	income taxes
	Net income		share	per share	equity	Total assets	to Net sales

	Million yen	%	Yen	Yen	%	%	%

Year ended March 31, 2003	6,723	—	45.29	44.20	3.6	3.3	5.3
Year ended March 31, 2002	133	(93.8)	0.88	0.88	0.1	1.2	2.0

Notes: 1.	Equity in net earnings of affiliated companies (including non-consolidated subsidiaries)

Year ended March 31, 2003: — million yen Year ended March 31, 2002: — million yen

2.	Average number of shares:

Year ended March 31, 2003: 148,444,219 Year ended March 31, 2002: 151,776,242

3.	Change in accounting policies: N/A

4.	Percent: Change against corresponding period of the previous year on Net sales, Operating income, Income before income taxes, Net income.

(2)   FINANCIAL POSITION

			Shareholders’	Shareholders’
		Shareholders’	equity ratio to	equity per
	Total assets	equity	Total assets	share

	Million yen	Million yen	%	Yen

As of March 31, 2003	278,600	182,400	65.5	1,249.59
As of March 31, 2002	285,138	189,939	66.6	1,269.02

Note:	Number of shares outstanding:

As of March 31, 2003: 145,967,876 As of March 31, 2002: 149,673,742

(3)   CASH FLOWS

	Net cash provided	Net cash used in	Net cash used in	Cash and cash
	by operating	investing	financing	equivalents,
	activities	activities	activities	end of year

	Million yen	Million yen	Million yen	Million yen

Year ended March 31, 2003	27,141	(9,659)	(13,381)	20,370
Year ended March 31, 2002	20,196	(1,151)	(16,318)	15,730

(4)   SCOPE OF CONSOLIDATION AND EQUITY METHOD

     Consolidated subsidiaries: 39 subsidiaries
     Non-consolidated subsidiaries: 0 subsidiaries (equity method is applied to subsidiaries)
     20 percent to 50 percent owned companies: 0 companies (equity method is applied to companies)

(5)   CHANGE IN SCOPE OF CONSOLIDATION AND EQUITY METHOD

Consolidation: Increase 0, Decrease 0                      Equity Method: Increase 0, Decrease 0

2.     Forecast for the Fiscal Year ending March 31, 2004 (From April 1, 2003 to March 31, 2004)

		Income before
	Net sales	income taxes	Net income

	Million yen	Million yen	Million yen

For six months ending September 30, 2003	86,600	7,000	4,000
For year ending March 31, 2004	176,000	11,800	6,800

     (Reference) Expected net income per share for year ending March 31, 2004: 46.59 yen

Note:	These forecast are based on the Company’s current assumptions and beliefs in light of the information currently available to it, and involve known and unknown risks and uncertainties. The Company’s actual results may differ materially from those discussed in the forward-looking statements. See note on page 5 to 6.

English Translation of “KESSAN TANSHIN”

The Makita Group

     The Makita Group is comprised of 41 companies (Makita Corporation, 39 consolidated subsidiaries and 1 non-consolidated subsidiary, not applied equity method). The Makita Group mainly manufactures and sells electric power tools.

     The Makita Group is outlined as follows:

English Translation of “KESSAN TANSHIN”

MANAGEMENT POLICIES

(1)   Basic Policies

     Makita has set itself the goal of consolidating a strong position in the global power tool industry as a global supplier of a comprehensive range of power tools that assist people in creating homes and living environments. To do this, the Company is emphasizing such strategic management concepts as giving top priority to customer satisfaction, proactively striving to work in harmony with society, and fostering a flexibly dynamic corporate culture that makes the most of each individual employee’s potentials. The Company aims to generate solid profitability so that it can promote its sustained corporate development and meet the needs of its shareholders, customers, and employees as well as regional societies.

(2)   Basic Policy Regarding Profit Distribution

     Makita’s basic profit distribution policy objective is to strive to strengthen its capabilities and financial position to promote stable operations over the long term while also sustaining cash dividends at a stable level of 18 yen per year. In addition to dividends, Makita is endeavoring to augment the efficiency of its capital employment and thereby boost shareholder profit as well as realizing other objectives through sustained repurchases of the shares it has issued. In the period from the fiscal year ended March 31, 1999, through the end of the fiscal year under review, the Company repurchased 14,685,000 of its own outstanding shares, of which 8,000,000 have been retired. The Company is considering continued stock repurchases in the future as means of further boosting capital efficiency and shareholder profit.

(3)   Policy Regarding Reducing the Basic Trading Unit of Shares

     Makita recognizes that encouraging investors to make stable, long-term investments in its shares is an important issue in its capital policies.

     The Company is considering the issue of reduced-quantity trading units but believes that decisions on the issue should be made prudently based on a comprehensive assessment of such factors as stock prices, stock liquidity, and projected cost-benefit ratios associated with decisions.

(4)   Medium-to-Long-Term Management Strategy

     Makita’s main product field is the professional-use power tool field (including stationary woodworking machines, pneumatic tools, garden tools, and other tools), with operations in this field based on the solid foundation of the Makita brand’s strong association with high quality and Makita’s extensive domestic and overseas marketing and service networks. Through a basic strategy of concentrating corporate assets principally in this core business field, the Company is working to increase its sales and profitability. In the future, the Company intends to further strengthen its subsidiaries and affiliates in each overseas market and take other measures to bolster and expand its marketing systems while increasing professional users’ satisfaction by maintaining a solid and appealing brand image. These strategies are designed to make Makita what it refers to as a “Strong Company,” in other words, a company that can earn and maintain top shares of markets for professional-use power tools in regions worldwide. Makita is striving diligently to be such a “strong company” and achieve improved performance.

(5)   Basic Policies Regarding Corporate Governance and Implementation of Related Measures

Basic Policies Regarding Corporate Governance

     Makita believes that bolstering its management checking and supervising functions is a crucial means of enhancing management transparency. Besides working to strengthen the capabilities of the Board of Directors and the Board of Auditors, the Company is striving to increase the sophistication of its corporate governance system. In view of the need to ensure that corporate governance systems function effectively, the Company is endeavoring to proactively and promptly disclose information in a manner that promotes proper and transparent operations. The Company is also working to use the Internet to disclose financial information and otherwise undertake a broad range of information disclosure initiatives.

Implementation of Related Measures

(1)	Current Management Administration Systems for Management Decision Making, Policy Execution, Supervision, and Other Aspects of Corporate Governance

English Translation of “KESSAN TANSHIN”

·	Makita employs a board-of-auditors system. The Company’s Board of Auditors comprises four members, of which two are outside auditors. The two full-time auditors facilitate capabilities for continuous monitoring of the directors’ performance of their duties.

·	The Board of Directors makes decisions on the Company’s basic policies and statutory issues as well as other important management issues.

·	With respect to the preparation of consolidated financial statements and non-consolidated financial statements in accordance with provisions of the Securities Exchange Law, the Commercial Code, and other relevant laws and regulations, the Company employs Asahi & Co. (a member of the KPMG Group) to serve as independent public accountant. Regarding the relationships among the Company, Asahi & Co., and related employees, there are no noteworthy items as defined by provisions of the Certified Public Accountant Law.

·	The Company’s legal advisor confirms the Company’s legal compliance whenever the Company requires legal opinions and judgments. The legal advisor thereby performs a management control function with regard to legal issues.

(2)	Overview of the Company’s Human and Capital Relationships with Outside Directors and Outside Auditors as well as Transactional Relationships and Other Relationships of Material Interest

     Makita does not currently have outside directors. The Company’s outside auditors and their close relatives are not involved with personal, financial, technical, or other types of transactions that might create a special relationship with the companies for which they serve as directors. In addition, the outside auditors were not previously regular employees of the Company.

(3)	Progress in Implementation of Measures Aimed at Strengthening the Company’s Corporate Governance during the Past Year

     Regular meetings of the Board of Directors are held once each month to make decisions on Makita’s fundamental management policies and other important issues. The Board analyzes the business environment, works to share such information as that on progress in attaining profit targets, and makes decisions that reflect the results of its analysis and information.

     On April 1, 2003, an Internal Audit Office was established as a means of creating a system for performing internal audits whenever necessary.

OPERATING RESULTS AND FINANCIAL POSITION

1.     Results of Operations

(1)   Operations and Results during the Year Under Review

     Regarding economic trends overseas during the period under review, personal consumption and housing investment in the United States showed underlying strength, although the U.S. position toward Iraq and other issues reduced corporate proclivities to make capital investments or hire new employees as the latter half of the year approached, causing the increasingly widespread perception of an overall economic slowdown. In Europe, factors such as the weakness of personal consumption restrained growth in the domestic demand of principal countries, resulting in a continuation of sluggish economic conditions. In the Asian region, production and exports grew at rapid rates despite the perception of a temporary downturn in domestic demand, and a general trend of economic recovery continued.

     In Japan, the fall in stock prices proceeded inexorably against the background of a lack of improvement in the general deflationary trend. Economic conditions remained weak, and signs of a prospective recovery continued to be absent.

     Against this backdrop, Makita took various measures based on its sound and proactive management strategies. Besides expanding the production of its China-based subsidiaries and otherwise moving ahead with manufacturing cost- cutting measures, the Company took such marketing measures as those to strengthen its marketing and service systems in Japan and overseas and to ensure that those systems precisely meet customer needs.

     In the United States, Makita strengthened its marketing activities with emphasis on professional users and took other measures designed to promote the recovery of its premium brand image. In addition, the Company worked to enhance profitability through the reduction of manufacturing costs.

     On a consolidated basis, net sales amounted to 175,603 million yen, up 5.7% from the previous fiscal year. Net sales in Japan declined 1.8%, to 38,781 million yen, owing to such factors as the sluggishness of demand for electric power

English Translation of “KESSAN TANSHIN”

tools owing to a drop in the number of housing construction starts. Overseas sales surged 8.0%, to 136,822 million yen, due to sales increases in all regions but North America, the effects of the depreciation of the yen, and other factors. Thus, overseas sales accounted for 77.9% of total net sales.

     Looking at overseas sales in individual regions, sales in North America fell 5.7%, to 45,573 million yen. However, sales in Europe grew 18.9%, to 57,648 million yen, while sales in Southeast Asia advanced 11.3%, to 13,774 million yen. Sales in other regions totaled 19,827 million yen, up 13.5%.

     Profitability was positively affected by such developments as the restoration of U.S. operations’ profitability owing to the adoption of a lower-cost business structure and the shift of a greater share of the Makita Group’s manufacturing operations to China-based subsidiaries. As a consequence, income before income taxes surged by a factor of roughly 2.7 times, to 9,292 million yen, and the level of net income was greatly increased, to 6,723 million yen.

     Aiming to enhance the efficiency of capital employment and thereby increase shareholders’ profit, Makita’s General Meeting of Shareholders held in June, 2002, approved a proposal to allow the Company to purchase as much as 4 million shares of its own stock with a total value of 4 billion yen. During the fiscal year, the Company purchased 3,385,000 shares of its own stock with a total value of 2,624 million yen during the fiscal year.

(2)   Outlook for the Next Fiscal Year

     Such factors as the global decrease in stock prices and concerns regarding developments in the Middle East make it difficult to forecast prospective economic trends, but it is believed that the Company’s operating environment will continue to be harsh.

     Amid this prospective operating environment, Makita will continue working to improve its performance by expanding its share of the professional-use power tool market through efforts to bolster its marketing and service networks and to develop high-value-added products. Regarding performance in the next fiscal year, the Company is giving due consideration to such assumptions as those regarding

•	the likelihood of a continued slump in housing-related demand in Japan,

•	the difficulty of predicting future trends in the U.S. economy,

•	the likelihood of a continued lack of improvement in economic conditions in Europe, and

•	the likelihood of a slackening of the trend of recovery in Asian economies.

     Based on consideration of these and other factors, Makita has prepared the following performance forecast.

Forecast for the Fiscal Year Ending March 31, 2004

	Consolidated Basis (Millions of Yen)				Non-consolidated Basis (Millions of Yen)

		Operating	Income before			Operating	Ordinary
	Net sales	income	income taxes	Net income	Net sales	income	profit	Net income

Half year	86,600	7,600	7,000	4,000	43,000	3,600	4,000	3,800
Fiscal year	176,000	12,600	11,800	6,800	86,000	7,400	7,800	5,200

Assumptions

1.	The above forecast is based on the assumption of exchange rates of 120 yen to US$1 and 128 yen to 1 Euro.

2.	The above forecast does not address the effect of the transfer to government of the substitutional portion of the employee’s pension fund managed by the Company because the final transfer to the government is not determined at this point.

2.     Cash Flows and Financial Ratios

     Total cash and cash equivalents (cash) at the end of year amounted to 20,370 million yen, up 4,640 million yen from the previous fiscal year.

     (Net Cash Provided by Operating Activities)

     Net cash provided by operating activities amounted to 27,141 million yen, up 6,945 million yen from the level in the previous year. This was primarily owing to a drop in inventories that accompanied an inventory reduction program.

     (Net Cash Used in Investing Activities)

     Net cash used in investing activities totaled 9,659 million yen, up 8,508 million yen from the level in the previous year. This was mainly due to capital investments in the construction of a new Head Office building and other facilities.

English Translation of “KESSAN TANSHIN”

     (Net Cash Used in Financing Activities)

     Net cash used in financing activities totaled 13,381 million yen, down 2,937 million yen from the level in the previous year. This principally reflected the promotion of intra-Group financing transactions, which had the effect of reducing subsidiaries’ short-term borrowings, as well as the repurchase of the Company’s outstanding shares and the payment of cash dividends.

Financial Ratios

	As of (fiscal year ended) March 31,

	1999	2000	2001	2002	2003

Equity ratio	67.4%	68.5%	65.5%	66.6%	65.5%
Equity ratio based on a current market price	69.6%	49.7%	40.1%	45.1%	43.5%
Debt redemption (years)	3.4	1.8	6.3	1.4	0.8
Interest coverage ratio (times)	4.3	15.7	4.3	20.8	40.4

Definitions

Equity ratio: shareholders’ equity/total assets

Equity ratio based on a current market price: total current market value of outstanding shares/total assets

Debt redemption: interest-bearing debt/net cash inflow from operating activities

Interest coverage ratio: net cash inflow from operating activities/interest expense

Notes

1.	All figures are calculated based on a consolidated basis.

2.	The total current market value of outstanding shares is calculated by multiplying the closing market price at fiscal year-end by the number of outstanding shares (after deducting the number of treasury shares.)

3.	Interest-bearing debt includes all consolidated balance-sheet debt on which interest payments are made.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements based on Makita’s own projections and estimates. The power tools market, where Makita is mainly active, is subject to the effects of rapid shifts in economic conditions, demand for housing, currency exchange rates, changes in competitiveness, and other factors. Due to the risks and uncertainties involved, actual results could differ substantially from the content of these statements. Therefore, these statements should not be interpreted as representation that such objectives will be fulfilled.

English Translation of “KESSAN TANSHIN”

Makita Corporation and Consolidated Subsidiaries

Consolidated Balance Sheets

March 31, 2002 and 2003

	Yen
	(millions)

	2002	2003	Change

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	15,730	20,370	4,640
Time deposits	4,572	4,520	(52)
Marketable securities	43,091	39,193	(3,898)
Trade receivables —
Notes	2,453	2,122	(331)
Accounts	35,680	34,630	(1,050)
Less — Allowance for doubtful receivables	(1,519)	(1,456)	63
Inventories	69,507	62,606	(6,901)
Deferred income taxes	7,393	6,412	(981)
Other current assets	4,510	5,168	658

Total current assets	181,417	173,565	(7,852)

PROPERTY, PLANT AND EQUIPMENT, at cost:
Land	21,907	21,497	(410)
Buildings and improvement	69,205	66,738	(2,467)
Machinery and equipment	83,720	78,221	(5,499)

	174,832	166,456	(8,376)
Less — Accumulated depreciation	(99,022)	(100,823)	(1,801)
Construction in progress	—	2,165	2,165

	75,810	67,798	(8,012)

INVESTMENTS AND OTHER ASSETS:
Investment securities	15,483	19,342	3,859
Deferred income taxes	4,784	10,432	5,648
Other assets	7,644	7,463	(181)

	27,911	37,237	9,326

	285,138	278,600	(6,538)

English Translation of “KESSAN TANSHIN”

	Yen
	(millions)

	2002	2003	Change

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	8,984	2,892	(6,092)
Trade notes and accounts payable	14,681	13,956	(725)
Accrued payroll	6,568	7,162	594
Other accrued expenses	3,173	3,535	362
Income taxes payable	3,043	3,858	815
Deferred income taxes	39	403	364

Total current liabilities	36,488	31,806	(4,682)

LONG-TERM LIABILITIES:
Long-term indebtedness	20,102	19,843	(259)
Club members’ deposits	16,628	14,207	(2,421)
Estimated retirement and termination allowances	19,050	27,778	8,728
Deferred income taxes	1,986	1,407	(579)

	57,766	63,235	5,469

MINORITY INTERESTS	945	1,159	214

SHAREHOLDERS’ EQUITY:
Common stock
Authorized — 292,000,000 shares in 2002 and 2003
Issued — 153,006,992 shares in 2002 and 2003	23,803	23,803	—
Additional paid-in capital	45,419	45,419	—
Legal reserve and retained earnings	139,392	143,422	4,030
Accumulated other comprehensive loss	(16,446)	(25,134)	(8,688)
Treasury stock, at cost	(2,229)	(5,110)	(2,881)

	189,939	182,400	(7,539)

	285,138	278,600	(6,538)

Note: Accumulated other comprehensive loss as of March 31, 2002 and 2003 was as follows:

	Yen (millions)

	2002	2003

Foreign currency translation adjustments	(10,699)	(13,022)
Net unrealized holding gains on available-for-sale securities	1,325	478
Minimum pension liability adjustment	(7,072)	(12,590)

Total accumulated other comprehensive loss	(16,446)	(25,134)

English Translation of “KESSAN TANSHIN”

Makita Corporation and Consolidated Subsidiaries

Consolidated Statements of Income

For the years ended March 31, 2002 and 2003

	Yen
	(millions)

	2002	(%)		2003	(%)		Change	(%)

NET SALES	166,169	100.0%		175,603	100.0%		9,434	5.7%
Cost of sales	109,182	65.7%		110,226	62.8%		1,044	1.0%

GROSS PROFIT	56,987	34.3%		65,377	37.2%		8,390	14.7%
Selling, general and administrative expenses	51,114	30.8%		52,909	30.1%		1,795	3.5%

OPERATING INCOME	5,873	3.5%		12,468	7.1%		6,595	112.3%

OTHER INCOME (EXPENSES) :
Interest and dividend income	848	0.5%		786	0.4%		(62)	(7.3%	)
Interest expense	(968)	(0.6%	)	(665)	(0.4%	)	303	31.3%
Exchange gains (losses) on foreign currency transactions, net	273	0.2%		(1,460)	(0.8%	)	(1,733)	—
Realized losses on securities, net	(2,740)	(1.6%	)	(2,590)	(1.5%	)	150	5.5%
Other, net	117	0.0%		753	0.5%		636	543.6%

Total	(2,470)	(1.5%	)	(3,176)	(1.8%	)	(706)	(28.6%	)

INCOME BEFORE INCOME TAXES	3,403	2.0%		9,292	5.3%		5,889	173.1%

PROVISION FOR INCOME TAXES:
Current	4,027	2.4%		2,294	1.3%		(1,733)	(43.0%	)
Deferred	(757)	(0.5%	)	275	0.2%		1,032	—

Total	3,270	1.9%		2,569	1.5%		(701)	(21.4%	)

NET INCOME	133	0.1%		6,723	3.8%		6,590	4954.9%

English Translation of “KESSAN TANSHIN”

Makita Corporation and Consolidated Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the years ended March 31, 2002 and 2003

	Yen
	(millions)

	2002	2003

COMMON STOCK:
Beginning balance	23,803	23,803

Ending balance	23,803	23,803

ADDITIONAL PAID-IN CAPITAL:
Beginning balance	45,419	45,419

Ending balance	45,419	45,419

LEGAL RESERVE AND RETAINED EARNINGS:
LEGAL RESERVE:
Beginning balance	5,525	5,669
Transfer from retained earnings	144	—

Ending balance	5,669	5,669

RETAINED EARNINGS:
Beginning balance	136,488	133,723
Net income	133	6,723
Cash dividends	(2,754)	(2,693)
Transfer to legal reserve	(144)	—

Ending balance	133,723	137,753

TOTAL OF LEGAL RESERVE AND RETAINED EARNINGS	139,392	143,422

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
Beginning balance	(18,688)	(16,446)
Adjustment for the year	2,242	(8,688)

Ending balance	(16,446)	(25,134)

TREASURY STOCK, at cost:
Beginning balance	—	(2,229)
Purchases	(2,247)	(2,881)
Sales	18	—

Ending balance	(2,229)	(5,110)

TOTAL SHAREHOLDERS’ EQUITY	189,939	182,400

DISCLOSURE OF COMPREHENSIVE INCOME (LOSS):
Net income for the year	133	6,723
Other comprehensive income (loss) for the year, net of tax	2,242	(8,688)

Total comprehensive income (loss) for the year	2,375	(1,965)

English Translation of “KESSAN TANSHIN”

Makita Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the years ended March 31, 2002 and 2003

	Yen
	(millions)

	2002	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	20,196	27,141
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	(1,151)	(9,659)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	(16,318)	(13,381)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(985)	539

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,742	4,640
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	13,988	15,730

CASH AND CASH EQUIVALENTS, END OF YEAR	15,730	20,370

English Translation of “KESSAN TANSHIN”

Significant Accounting Policies (Consolidated)

1.    Scope of consolidation and equity method

     Consolidated subsidiaries: 39 consolidated subsidiaries

     Major subsidiaries are as follows:

Makita U.S.A Inc., Makita Werkzeug GmbH (Germany), Makita (U.K.) Ltd., Makita (China) Co., Ltd., Makita (Australia) Pty. Ltd., etc.

2.    Consolidated Accounting Policies (Summary)

     Consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

(1)   Marketable and Investment Securities

     The Company conforms with SFAS No.115 “Accounting for Certain Investments in Debt and Equity Securities”.

(2)   Inventories

     Inventories are mainly stated at the lower of average cost or market. Inventory costs include raw materials, labor and manufacturing overheads.

(3)   Property, Plant and Equipment and Depreciation

     Depreciation of property, plant and equipment is computed by using the declining-balance method over the estimated useful lives.

(4)   Income Taxes

     Provision is made currently for income taxes applicable to all items of revenue and expense included in the consolidated financial statements regardless of when such items are taxable or deductible. The Company conforms with SFAS No.109, “Accounting for Income Taxes”.

(5)   Pension Plans

     The Company conforms with SFAS No.87, “Employer’s Accounting for Pensions,” in accounting for retirement and termination benefit plans.

     Accompanying the implementation of the Law Concerning Defined Benefit Pension Plans, Makita Corporation has received an exemption, effective January 30, 2003, from the Ministry of Health, Labour and Welfare regarding its obligations for future payments related to the portion of the Makita Employee’s Pension Fund.

(6)   Net Income Per Share

     The Company conforms with SFAS No.128, “Earnings per Share”. SFAS No.128 requires dual presentation of basic and diluted net income per share.

(7)   Impairment of Long-Lived Assets

     The Company conforms with SFAS No. 144, “Accounting for the Impairment or Disposed of Long-Lived Assets”, effective April 1, 2002.

(8)   Derivative Financial Instruments

     On April 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, and amendment of SFAS No. 133.”

English Translation of “KESSAN TANSHIN”

(9)   Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(10)   Revenue Recognition

     The Company and consolidated subsidiaries recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured, which typically occurs when products are received by customers.

     Effective April 1, 2002, Makita adopted Emerging Issues Task Force (EITF) Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products (“EITF 01-9”), issued by the EITF in November 2001. The Company’s adoption of EITF 01-9 resulted in a change in method of accounting for certain incentive offerings. Previously, marketing incentive payments and similar payments were accounted for within selling, general and administrative (SG&A) expenses or nonoperating expenses. Currently, the portion of those payments that are effectively the same as price discounts are deducted from net sales. As a result of this change, net sales was 4,965 million yen less than it would have been under the previous accounting system, and operating income was reduced 865 million yen. The Company has adjusted its results for the previous fiscal year as well as prior fiscal years to conform to the new accounting method. In the previous fiscal year, the change reduced net sales and operating income by 4,360 million yen and 742 million yen, respectively. However, the change does not affect the value of income before income taxes or net income.

(11)   Reclassifications

     Certain reclassifications have been made to the prior years’ consolidated financial statements to conform the presentation used for the year ended March 31, 2003. Certain gains and losses on sale and disposal property, plant and equipment, which were previously recorded in other income (expenses), are recorded in SG&A expenses in the fiscal year ended March 31, 2003. As a result of the reclassification, operating income for the year ended March 31, 2002 decreased by 339 million yen.

English Translation of “KESSAN TANSHIN”

OPERATING SEGMENT INFORMATION

Year ended March 31, 2003

	Yen (millions)

		North		Southeast			Corporate and
	Japan	America	Europe	Asia	Other	Total	Eliminations	Consolidated

Sales:
(1) External customers	46,896	45,807	57,995	7,013	17,892	175,603	—	175,603
(2) Intersegment	39,943	3,898	5,227	18,775	82	67,925	(67,925)	—

Total	86,839	49,705	63,222	25,788	17,974	243,528	(67,925)	175,603

Operating expenses	82,913	49,436	59,343	23,388	17,316	232,396	(69,261)	163,135
Operating income	3,926	269	3,879	2,400	658	11,132	1,336	12,468

Year ended March 31, 2002

	Yen (millions)

		North		Southeast			Corporate and
	Japan	America	Europe	Asia	Other	Total	Eliminations	Consolidated

Sales:
(1) External customers	46,029	48,826	48,738	6,659	15,917	166,169	—	166,169
(2) Intersegment	44,065	1,584	4,071	16,524	91	66,335	(66,335)	—

Total	90,094	50,410	52,809	23,183	16,008	232,504	(66,335)	166,169

Operating expenses	83,458	54,150	50,682	21,043	15,927	225,260	(64,964)	160,296
Operating income	6,636	(3,740)	2,127	2,140	81	7,244	(1,371)	5,873

MARKETABLE SECURITIES AND INVESTMENT SECURITIES

1.     Available-for-sale securities

	Yen (millions)

		Gross Unrealized Holding

As of March 31, 2003	Cost	Gains	Losses	Fair value

Marketable securities:
Equity securities	1,582	259	78	1,763
Debt securities	7,797	125	1	7,921
Funds in trusts and investments in trusts	29,491	44	26	29,509

	38,870	428	105	39,193

Investment securities:
Equity securities	8,783	1,570	490	9,863
Debt securities	2,954	52	—	3,006
Investments in trusts	922	64	—	986

	12,659	1,686	490	13,855

	Yen (millions)

		Gross Unrealized Holding

As of March 31, 2002	Cost	Gains	Losses	Fair value

Marketable securities:
Equity securities	1,944	413	29	2,328
Debt securities	6,312	39	166	6,185
Funds in trusts and investments in trusts	34,378	204	4	34,578

	42,634	656	199	43,091

Investment securities:
Equity securities	9,615	2,669	166	12,118
Debt securities	2,953	5	—	2,958
Investments in trusts	407	—	—	407

	12,975	2,674	166	15,483

2.     Held-to-maturity securities

	Yen (millions)

		Gross Unrealized Holding

As of March 31, 2003	Cost	Gains	Losses	Fair value

Investment securities: Debt securities	5,487	1	1	5,487

Note:	The Company does not have held-to-maturity securities as of March 31, 2002.

English Translation of “KESSAN TANSHIN”

DERIVATIVES TRANSACTIONS

Figures for derivatives transactions are omitted because Makita files derivatives transactions under electronic declaration process in accordance with Article 27-30-6 of the Securities Transaction Law in Japan.

ESTIMATED RETIREMENT AND TERMINATION ALLOWANCES

The Company and certain of its consolidated subsidiaries have various contributory and noncontributory employees’ benefit plans covering substantially all of the employees. The Company provides retirement and termination allowance(s) based on projections of the values of employee benefit payment liabilities and annuity fund assets at the end of the fiscal year. As of March 31, 2003, the discount rate, expected long-term rate on plan assets, and assumed rate of increase in future compensation levels were 2.0%, 2.0%, and 2.3%, respectively, down from 2.5%, 2.5%, and 2.3%, respectively, as of March 31, 2002.

NET SALES BY PRODUCT CATEGORIES

	Year ended March 31, 2002		Year ended March 31, 2003		Change

	Million yen	%	Million yen	%	%

Finished goods	137,946	83.0	146,847	83.6	6.5
Parts, repairs and accessories	28,223	17.0	28,756	16.4	1.9

Total net sales	166,169	100.0	175,603	100.0	5.7

OVERSEAS SALES BY PRODUCT CATEGORIES

	Year ended March 31, 2002		Year ended March 31, 2003		Change

	Million yen	%	Million yen	%	%

Finished goods	107,649	85.0	117,100	85.6	8.8
Parts, repairs and accessories	19,010	15.0	19,722	14.4	3.7

Total overseas sales	126,659	100.0	136,822	100.0	8.0

NET INCOME PER SHARE

A reconciliation of the numerators and denominators of the basic and diluted net income per share computations is as follows:

	Year ended March 31, 2002		Year ended March 31, 2003

Net income available to common shareholders	133	million yen	6,723	million yen
Effect of dilutive securities:
1.6% unsecured convertible bonds, due 2003	—		13
1.5% unsecured convertible bonds, due 2005	—		115

Diluted net income	133	million yen	6,851	million yen

Average common share outstanding	151,776,242	shares	148,444,219	shares
Dilutive effect of:
1.6% unsecured convertible bonds, due 2003	—		828,134
1.5% unsecured convertible bonds, due 2005	—		5,749,811

Diluted common shares outstanding	151,776,242	shares	155,022,164	shares

English Translation of “KESSAN TANSHIN”

Support Documentation (Consolidated)

1. Results and forecast	(Upper: amount, millions of yen Lower: change)

	March 2002	March 2003	September 2003	March 2004
	(Results)	(Results)	(Forecast)	(Forecast)

Net sales	166,169	175,603	86,600	176,000
	6.3%	5.7%	-1.2%	0.2%
Domestic	39,510	38,781	19,400	38,800
	-5.6%	-1.8%	0.7%	0.0%
Overseas	126,659	136,822	67,200	137,200
	10.7%	8.0%	-1.7%	0.3%
Operating income	5,873	12,468	7,600	12,600
	-17.2%	112.3%	21.2%	1.1%
Income before income taxes	3,403	9,292	7,000	11,800
	-48.8%	173.1%	58.3%	27.0%
Net income	133	6,723	4,000	6,800
	-93.8%	4,954.9%	27.5%	1.1%
Net income per share	Yen 0.88	Yen 45.29	Yen 27.40	Yen 46.59
Employees	8,157	8,344	—	—

Note: Please refer to item 10 entitled “Revenue Recognition” and item 11 entitled “Reclassification” on page 13 of the English translation of “KESSAN TANSHIN”

2. Net sales by geographic area
(Upper: amount, millions of yen Lower: change)

	March 2002	March 2003
	(Results)	(Results)

Japan	39,510	38,781
	-5.6%	-1.8%
North America	48,337	45,573
	14.0%	-5.7%
Europe	48,486	57,648
	12.2%	18.9%
Southeast Asia	12,373	13,774
	3.1%	11.3%
Other Regions	17,463	19,827
	3.7%	13.5%
Total	166,169	175,603
	6.3%	5.7%

Note: The table above shows sales in the markets shown (prepared according to the point of sale criterion) and differs from the sales in Operating Segment Information on page 14 of the English translation of “KESSAN TANSHIN” (prepared according to the point of shipment criterion).

3. Exchange rates	(Yen)

	March 2002	March 2003	March 2004
	(Results)	(Results)	(Forecast)

U.S. Dollar	124.98	121.98	120
Europe	110.44	120.88	128

4.     Sales growth in local currency basis (major countries)

U.S.A.	-4.5%	Germany	-0.2%
U.K.	9.3%	France	4.1%
China	3.3%	Australia	9.0%

5.     Production ratio (unit basis)

	March 2002	March 2003
	(Results)	(Results)

Domestic	42.0%	36.9%
Overseas	58.0%	63.1%

6. Capital expenditures, depreciation and amortization, and R&D	(Millions of yen)

	March 2002	March 2003	March 2004
	(Results)	(Results)	(Forecast)

Capital expenditures	5,958	5,691	6,000
Depreciation and amortization	9,754	9,740	9,500
R&D	3,746	3,856	3,900

7. Cash flows	(Millions of yen)

	March 2002	March 2003
	(Results)	(Results)

Cash flows from
Operating activities	20,196	27,141
Investing activities	-1,151	-9,659
Financing activities	-16,318	-13,381

English Translation of “KESSAN TANSHIN”

Support Documentation (Non-consolidated)

1. Results and forecast	(Upper: amount, millions of yen Lower: change)

	March 2002	March 2003	September 2003	March 2004
	(Results)	(Results)	(Forecast)	(Forecast)

Net sales	89,424	86,132	43,000	86,000
	-8.0%	-3.7%	0.8%	-0.2%
Domestic	38,795	37,734	19,000	38,000
	-6.9%	-2.7%	0.4%	0.7%
Export	50,628	48,397	24,000	48,000
	-8.8%	-4.4%	1.1%	-0.8%
Operating income	7,947	7,209	3,600	7,400
	-19.4%	-9.3%	8.8%	2.6%
Ordinary income	9,494	7,551	4,000	7,800
	-16.9%	-20.5%	18.9%	3.3%
Net income	2,100	1,494	3,800	5,200
	-47.5%	-28.8%	175.3%	247.9%
Net income per share	Yen 13.84	Yen 9.76	Yen 26.03	Yen 35.62
Employees	3,016	2,946	—	—

2.     Export sales by geographic area

(Upper: amount, millions of yen Lower: change)

	March 2002	March 2003
	(Results)	(Results)

North America	9,412	8,957
	-31.1%	-4.8%
Europe	21,908	17,941
	9.1%	-18.1%
Southeast Asia	12,605	13,375
	-7.5%	6.1%
Other Regions	6,703	8,123
	-17.8%	21.2%

Total export sales	50,628	48,397
	-8.8%	-4.4%

3. Exchange rates	(Yen)

	March 2002	March 2003	March 2004
	(Results)	(Results)	(Forecast)

U.S. Dollar	124.97	121.81	120
Europe	110.38	120.74	128

4. Cash dividends	(Yen)

	March 2002	March 2003
	(Results)	(Results)

Cash dividends per share	18.0	18.0
(Interim)	(9.0)	(9.0)
Pay out ratio	129.7%	184.4%

5. Financial position	(Millions of yen)

	March 2002	March 2003
	(Results)	(Results)

Total assets	221,966	217,976
Shareholders’ equity	189,997	185,222

(%, Yen)

	March 2002	March 2003
	(Results)	(Results)

Shareholders’ equity ratio to total assets	85.6%	85.0%
Shareholders’ equity per share	1,269.41	1,269.93

6.     Capital expenditures, depreciation and amortization, and R&D

(Millions of yen)

	March 2002	March 2003	March 2004
	(Results)	(Results)	(Forecast)

Capital expenditures	2,794	3,100	2,500
Depreciation and amortization	4,521	3,820	3,600
R&D	3,746	3,856	3,900